OMI Announces Spin-off Record Date
Friday, June 5, 1998 09:50 AM

NEW YORK--(BUSINESS WIRE)--June 5, 1998--OMI Corp. (OMM:NYSE) announced that the Board of Directors of OMI Corp. has conditionally set June 16, 1998 as the record date for the previously announced spin-off of its international operations to its stockholders.

The spin-off is contingent on the approval by the Company's stockholders at its June 15 Annual Meeting of the previously announced two step acquisition of Marine Transport Lines, Inc. ("MTL") and the consumption of the first step of that transaction. If the conditions to the spin-off are satisfied, OMI Corporation ("New OMI"), a wholly-owned Marshall Islands subsidiary of the Company, will be spun-off to the Company's stockholders of record as of June 16, 1998. New OMI holds all of the assets, liabilities and operation of the Company's international business. No stockholder of the Company will be required to pay any cash or other consideration for the shares of New OMI received in the spin-off or to exchange its shares of the Company in order to receive shares of New OMI.

In connection with the spin-off, New OMI will succeed to the Company's current listing with the NYSE and, effective on June 18, 1998, the common stock of New OMI will trade on the NYSE under the symbol "OMM". Following the spin-off the Company will, among other things, acquire all outstanding shares of MTL, change its name to "Marine Transport Corporation", effect a one-for-ten reverse stock split and, effective on June 18, 1998, commence trading on the Nasdaq National Market under the symbol "MTLX".

OMI Corp. is a major bulk shipping company, operating in both international and U.S. markets. Its international operating fleet currently comprises 26 vessels, aggregating approximately 2.5 million dwt. This includes one vessel being held for sale and excludes four vessels time chartered by a U.S. subsidiary, which along with its other U.S. operations, are not to be included in the spin-off of OMI's international operations. The Company also has on order from a shipyard five Suezmax tankers aggregating 780,000 dwt (and has options for two more) and two product carriers aggregating 70,000 dwt.

Contact:      OMI Corp.
              Fredric London
              (212) 297-2160